Exhibit 10.25
CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
Execution Copy
LICENSE AGREEMENT
This License Agreement (the “Agreement”), effective as of December 10, 2008 (“Effective Date”), between Cosmo Technologies Limited, a company duly incorporated and existing under the laws of Ireland, with registered offices at 4243 Amiens Street, Dublin 1, Ireland (“Licensor”) and Santarus, Inc. a company duly incorporated and existing under the Laws of Delaware, USA, with offices at 3721 Valley Centre Drive, Suite 400, San Diego, California 92130 USA (“Licensee”).
WHEREAS, Licensor possesses certain intellectual property rights (the “Patents”, “Know-How” and “Trademarks” as hereinafter defined) related to the Products (as hereinafter defined);
WHEREAS, Licensee possesses capabilities in marketing, development and commercialization of pharmaceutical products in the “Territory” (as hereinafter defined);
WHEREAS, Licensee desires to engage in development, marketing and sale of the Products;
WHEREAS, Licensee desires to acquire from Licensor, and Licensor is willing to grant to Licensee, an Exclusive (as hereinafter defined) license under Licensor’s Patents, Know-How and Trademarks relating to the Products in the Territory (as hereinafter defined);
WHEREAS, Licensor is a fully owned subsidiary of Cosmo Pharmaceuticals S.p.A., a company duly incorporated under the laws of Italy, with registered offices in Lainate (Milan), Via Cristoforo Colombo 1 (“Cosmo”); and
WHEREAS, Licensee has conducted a due diligence procedure on the Patents.
NOW, THEREFORE, the Parties agree and stipulate as follows:
1	Definitions.

1.1	“Affiliate” means, with respect to each Party hereto, any corporation, company, firm, partnership, joint venture and/or other entity that controls, or is controlled by, or is under common control with, such Party. For purposes of this Section 1.1, the term “control” means, in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors (other than such ownership by an employee benefit plan (or related trust) sponsored or maintained by a Party) and, in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

1.2	“Agreement” means this license agreement.

1.3	“Applicable Laws” means any and all federal, state or local law, statute or ordinance, or any rule, regulation, or published guidelines promulgated by any governmental or Regulatory Authority which are applicable to the use, manufacture, import, export, marketing, distribution and/or sale of Products, including the United States Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder, as they may be amended or supplemented from time to time, or any equivalent successor or foreign laws or regulations.

1.4	“Exclusive” means in respect of a right granted under this Agreement the grantor will not exercise that right and has not and will not authorize others to exercise that right.

1.5	“FDA” means the United States Food and Drug Administration or its successor agencies in the Territory.

1.6	“First Commercial Sale” means the date of the first commercial sale of a Product approved by a Regulatory Authority in the Territory by Licensee or its Affiliate to a third party.

1.7	“Improvements” means any invention, discovery, development, enhancement, alteration or modification to the Product, whether or not patented or patentable.

1.8	“GAAP” means generally accepted accounting principles in the United States, consistently applied.

1.9	“Know-How” means any and all information, data and materials relating to Products known by Licensor but not generally known or available, which information, data and materials are necessary or useful in order to develop, market, use, distribute, import, export, offer to sell or sell (but not produce or manufacture) Products in accordance with this Agreement.

1.10	“LIBOR” means the London Inter Bank Offered Rate as quoted each day at 1600 GMT.

1.11	“Milestone Event” means the event that triggers the payment of a milestone, according to section 3.

1.12	“NDA” means a new drug application submitted to the FDA for approval to market, distribute and sell a pharmaceutical product in the Territory.

1.13	“NDA Acceptance” means the date on which the FDA or other Regulatory Authority accepts for filing Licensee’s application for Regulatory Approval for the applicable Product.

1.14	“Net Sales” means, with respect to the applicable period, the amount billed or invoiced by Licensee or its Affiliates to customers or unrelated third parties for each Product, less all allowances for discounts, rebates, charge-backs, which are reasonable and in good commercial practice, allowances for Product returns actually credited to third parties due to defective or expired Product, taxes and similar customary deductions, as calculated in accordance with Licensee’s standard accounting principles and GAAP and reported in Licensee’s filings with the Securities and Exchange Commission.

1.15	“Orange Book” means the listing published by the FDA that specifies patent rights applicable to approved drug products, which is available electronically at http://www.fda.gov/cder/ob/.

1.16	“Party” means either Licensor or Licensee and “Parties” shall mean both Licensor and Licensee, collectively.

1.17	“Patents” means:

as for Product A as hereinafter defined: (a) International Application WO/2000/76478, US App. No. 10/009,532 titled

“Controlled Release And Taste Masking Oral Pharmaceutical Compositions”, US App. No. 11, 268/500 titled “Controlled Release And Taste Masking Oral Pharmaceutical Compositions”, and related applications thereof, including all other provisional and other patent applications that Licensor, Cosmo Pharmaceuticals SpA or respective Affiliates own or control, as of the Effective Date, or at any time during the term of this Agreement in the Territory related to making, using, or selling or offering to sell (but not, for the purpose of this Agreement, producing or manufacturing), Product A, or that claim or cover the Product, including the patents listed on Schedule A hereto; (b) all patent applications filed either from such patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, continued prosecution applications including, but not limited to, US App. No 12/210,969, (c) any and all patents that have issued or in the future issue from the foregoing patent applications, including utility, model and design patents and certificates of invention, including, but not limited to, US Patent No. 7,410,651 titled “Controlled release and taste masking oral pharmaceutical compositions”, US Patent No. 7.431,943 titled “Controlled release and taste masking oral pharmaceutical compositions”, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including substitutions, revalidations, reissues, renewals, re-examinations, extensions (including any supplementary protection certificates and the like), or any confirmation patent or registration patent or patent additions to any such foregoing patent applications and patents and (e) the inventions claimed or covered therein, for the sole part pertaining to Product A. The patents and patent applications listed in Schedule A shall inter alia be included in the term “Patents A”;

as for Product B as hereinafter defined: (a) International Application WO/2000/76478, International Application WO/2006/003043, US App. No. 10/009,532 titled “Controlled Release And Taste Masking Oral Pharmaceutical Compositions”, US Patent Application No. 11/571,044 titled “Oral Antimicrobial Pharmaceutical Compositions”, and related applications thereof, including provisional and other patent applications that Licensor, Cosmo Pharmaceuticals SpA or their respective Affiliates, own or control, as of the Effective Date, or at any time during the term of this Agreement in the Territory related to making, using, or selling or offering to sell (but not, for the purpose of this Agreement, producing or manufacturing) Product B, or that claim or cover the Product, including the patents listed on Schedule B hereto, (b) all patent applications filed either from such patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications, including utility, model and design patents and certificates of invention, including, but not limited to, US Patent No. 7,431,943 titled “Controlled Release And Taste Masking Oral Pharmaceutical Compositions”, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including substitutions, revalidations, reissues, renewals, re-examinations, extensions (including any supplementary protection certificates and the like), or any confirmation patent or registration patent or patent additions to any such foregoing patent applications and patents and (e) the inventions claimed or covered therein, for the sole part pertaining to Products B. The patents and patent applications listed in Schedule B shall inter alia be included in the term “Patents B”.
1.18	“Products” means the following Licensors’ proprietary pharmaceutical products:

Product A: any oral formulation product containing Budesonide or other anti-inflammatory corticosteroids as an active ingredient, formulated with a multi-matrix (MMX) drug releasing technology, for the treatment of patients with Ulcerative Colitis and all other human uses;

Product B: any oral formulation product containing Rifamycin SV as an active ingredient, formulated with a multi-matrix (MMX) drug releasing technology, for the treatment of patients with Travellers Diarrhoea and all other human uses.

1.19	“Promotional Costs” means all costs and expenditures associated with the marketing, promotion and sale of the Products in the Territory, including, without limitation, advertising, agency fees, materials, medical affairs, meetings and, when not specifically excluded, allocated sales force costs.

1.20	“Regulatory Approval” means with respect to a Product or any Improvements thereto, any approval required under Applicable

Law in any jurisdiction in the Territory to exploit such Product or Improvements thereto in accordance with the licenses granted to Licensee hereunder.
1.21	“Regulatory Authority” means the FDA and any similar governmental authority, administrative agency or commission of any country, state, county, city or other political subdivision in the Territory.

1.22	“Royalty Term” means, on a Product by Product basis, the period of time from the Effective Date through the date upon which the last Valid Claim for the applicable Product expires.

1.23	“Share Price” shall mean the price equal to the average daily closing price of Licensee’s common stock, reported by the NASDAQ Global Market for the thirty consecutive trading days ending on the day immediately prior to the achievement of the applicable Milestone Event.

1.24	“Successful Conclusion” means: (a) with respect to Product A, [***] and (b) with respect to Product B, [***].

1.25	“Territory” means the United States and all of its territories and possessions, including, but not limited to, Puerto Rico.

1.26	“Third Party Agreements” means the agreements Licensor has currently entered into with ICON Clinical, NMB Limited and Datatrak International Limited or any other such agreement Licensor and Licensee shall mutually agree to enter into for the scope of Product Regulatory Approval.

1.27	“Trademarks” means the trademarks listed in Schedule C.

1.28	“Valid Claim” means either (a) a claim of an issued and unexpired patent or a supplementary protection certificate within the Patents with respect to Product A or Product B, as applicable, that has not been held permanently revoked, unenforceable, or invalid by a decision of a court or other governmental authority of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and that is not admitted to be invalid or unenforceable

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through reissue, disclaimer, or otherwise (i.e., only to the extent the subject matter is disclaimed or is sought to be deleted or amended through reissue), or (b) a claim of a pending patent application within the Patents with respect to Product A or Product B, as applicable, that has not been abandoned, finally rejected, or expired without the possibility of appeal or refiling; provided, however, that “Valid Claim” shall exclude any such pending claim in an application that has not been granted within [***] years following the earliest priority filing date for such application (unless and until such claim is granted).
2	License Grants.
2.1	Licensor grants, and Licensee accepts, upon the terms set forth in this Agreement, an Exclusive, irrevocable right and license in the Territory, under the Patents and the Know-How, to develop, market, use, distribute, import, export, offer to sell and sell (but not produce or manufacture) the Products and any Improvements thereto.

2.2	Licensor grants, and Licensee accepts, upon the terms set forth in this Agreement, an Exclusive, irrevocable license to use the Trademarks to develop, market, use, distribute, import, export, offer to sell and sell the Products and any Improvements in the Territory.

2.3	Licensee is not entitled to sublicense the rights granted in this Section 2 without the prior written consent of Licensor.

2.4	The license is limited to the oral formulations of:
a) as for what pertains Product A, product containing budesonide or other anti-inflammatory corticosteroids as an active ingredient;
b) as for what pertains Product B, product containing Rifamycin SV as an active ingredient.

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No license is given, neither express or implied, for the use of the Patents for, or in connection with, any other active ingredient or for any other different product other than the Products and any Improvements.
2.5	Licensor, in addition, reserves the right to use the Patents for research purposes, publish or otherwise disseminate any information about the Patents, provided that any research of the Products in the Territory shall be coordinated between the Parties. Diffusion of new information on the Products (including research papers, scientific posters, clinical trial data) shall be coordinated between the Parties.
3	Fees and Payments.
3.1	In consideration for the rights and license granted by Licensor to Licensee herein, Licensee agrees to make the following payments to Licensor:
3.1.1	Up-front Payments at signing of this Agreement:
a) as for what pertains Product A, 5.000.000 (five million) newly issued shares of Licensee’s common stock;
b) as for what pertains Product B, 1.000.000 (one million) newly issued shares of Licensee’s common stock plus USD 2.500.000 (two million five hundred thousand dollars);
Licensee shall be obliged to fully register the resale of such shares, deliver them in physical form in the name of Licensor and have the registration statement declared effective within 123 days from the Effective Date.
The payment of the amount of USD 2.500.000 (two million five hundred thousand dollars) shall be executed by means of wire transfer within 3 working days from the Effective Date to the account designated by Licensor.
3.1.2	Regulatory Milestones

as for what pertains Product A
[***]
as for what pertains Product B
[***]
3.1.3	Commercial Milestones
as for what pertains Product A
[***]
as for what pertains Product B
[***]
These Commercial Milestones shall be added by Licensor to each royalty invoice following overtaking of the threshold.
3.1.4	At the election of Licensor (such election to be made within 30 (thirty) days from the receipt by Licensor of notice that a Milestone Event has occurred), each Regulatory Milestone and Commercial Milestone shall be paid in newly issued shares of Licensee’s common stock. Such shares shall be issued to Licensor at the Share Price within the following 10 working days from Licensor’s election. The amount of shares issued shall be calculated by dividing the Regulatory Milestone or Commercial Milestone due by the Share Price and rounded to the lower full share amount with the fraction paid in cash.
Licensee shall not be obliged to issue shares to Licensor at the occurrence of a Milestone Event if either:

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a) the aggregate number of shares issued to Licensor (including the shares issued as Up-front Payment), as a result of cumulative election by Licensor, shall exceed 10.300.000 (ten million three hundred thousand) shares.
or
b) such issuance could reduce the amount of the Licensee’s accumulated net operating losses deductible for tax purposes against future earnings (Internal Revenue Code Section 382) in excess of USD [***] ([***] dollars) as determined by Licensee. In order for such limitation to apply, Licensee shall share, upon request by Licensor, relevant information on situation of net operating losses deductible for tax purposes against future earnings. In the event Licensor disagrees with Licensee’s assessment, Licensee shall engage an appropriate outside auditor to conduct an assessment, the cost of which shall be shared equally by the Parties.
The counter value of the shares which can not be issued due to either a) or b) shall be paid in cash to Licensor within 10 (ten) working days after receipt by Licensee of Licensor’s election. Licensee shall pay all its bank charges resulting from the execution of such milestone payments.
All executional issues regarding issuance and registration of shares according to this provision shall be governed by the Stock Issuance Agreement and Registration Rights Agreement between the Parties annexed to the Agreement as Schedule D and E.
3.2	As additional consideration for the rights and licenses granted by Licensor to Licensee herein, Licensee agrees:
As for Product A

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3.2.1	to pay a portion (as hereinafter provided) of direct third party costs of clinical trials and registration costs paid by Licensor (“Direct Costs”) before or after the Effective Date under Third Party Agreements necessary to achieve Regulatory Approval for Product A. Licensee in this respect acknowledges that Licensor has already undertaken certain obligations under the Third Party Agreements for phase III clinical trials of Product A and that such clinical trials design assumes that the relevant data shall be collected both from European and North-American countries, for the simultaneous use towards both FDA and EMEA for the scope of Regulatory Approval for Product A. Licensee accepts therefore under this section to reimburse Licensor 50% of all phase III clinical trials Direct Costs. In this respect and additionally, on or before January 31, 2009 and subject to Licensee receiving an invoice therefore, Licensee shall reimburse Licensor EUR 1.617.500 and USD 737.124 (equal to 50% of phase III clinical trial Direct Costs already borne for the current phase III clinical trials for Product A, amounting to, as of November 18, 2008, to EUR 3.235.000 and USD 1.474.248). Subsequent costs shall be reimbursed accordingly by Licensee to Licensor in the same proportion on a monthly basis within 30 (thirty) days following an invoice from Licensor, which shall be provided within 10 (ten) days following month’s end. If clinical work is required to obtain Regulatory Approval to market Product A in addition to that specifically contemplated in the Third Party Agreements, the Parties shall agree on the additional work to be performed and on an equitable division of the costs therefore, consistent with the equal division of expenses set forth under this section 3.2.1.
As for Product B
3.2.2	to pay the costs of one phase III clinical trial and registration costs necessary to achieve Regulatory Approval for Product B, provided that Licensor and/or its licensee in the EU shall be responsible for conducting a second phase III clinical trial in the same indication. If clinical work is required to obtain Regulatory Approval to market Product B in addition to the two contemplated pivotal phase III clinical studies, the Parties shall agree on the additional work to be performed and on an equitable division of the costs therefore, consistent with the division of expenses set forth under this section 3.2.2. If, for whatever reason, additional pre-clinical studies should be required, Licensor shall be in charge of them at its own expense.
For clarity, for both Products Licensor shall be responsible for all costs associated with manufacturing scale-up, stability studies and other Product development activities required for filing of the Regulatory Approvals or required by any Regulatory Authority.
3.3	As additional consideration for the rights and licenses granted by Licensor to Licensee herein, subject to Sections 3.4 and 3.5. during the Royalty Term, Licensee agrees to pay to Licensor:
As for what pertains Product A:
(i) a royalty of 12% (twelve percent) on annual Net Sales in the Territory [***]; and
(ii) a royalty of 14% (fourteen percent) on annual Net Sales in the Territory [***].
As for what pertains Product B:
(i) a royalty of 12% (twelve percent) on annual Net Sales in the Territory [***]; and
(ii) a royalty of 14% (fourteen percent) on annual Net Sales in the Territory [***].
3.4	The royalties may be reduced at any time prior to the expiry of the last Valid Claim with respect to a Product in the Territory to account for any and all royalties or other payments paid by Licensee to any third party, under (a) any license that would be necessary for Licensee to resolve any claims that the Product infringes or misappropriates the intellectual property rights of any third party; or (b) any final judgment awarded against Licensee for damages for infringement of third party intellectual property rights consistent with the foregoing sub-section (a). Licensee shall

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use commercially reasonable efforts to minimize any such royalties or other payments to third parties on account of sales of Product hereunder. The reduction shall not exceed an amount equal to 50% of the royalty payable to Licensor according to section 3.3.
3.5	If, at any time during the term of this Agreement, there is a Competitive Product (as defined below) being sold in the Territory, then beginning with the calendar quarter immediately following the calendar quarter during which a product became a Competitive Product, the royalty rate shall be set with respect to Net Sales of such Product in the Territory at fifty percent (50%) of the applicable royalty rate set forth in Section 3.3 until such time as there is no Competitive Product in the Territory. For purposes of this Section 3.5, “Competitive Product” shall mean a product or products that are AB-rated generic versions of a Product.

3.6	As additional consideration for the rights and license granted by Licensor to Licensee herein, Licensee agrees to enter into a supply agreement with Licensor and/or one of its Affiliates, as Licensor shall designate, and/or third party supplier approved by Licensee (the “Supplier”) for the manufacture and supply of the Products, which shall include the terms and conditions set forth under section 5 of this Agreement.
4	Reports, Records and Payments.
4.1	After First Commercial Sale of each Product anywhere in the Territory, Licensee shall submit to Licensor quarterly royalty reports for each Product on or before 45 days after the end of each calendar quarter ending March 31, June 30 and September 30 and 75 days after the end of last quarter of each year. Each royalty report shall cover Licensee’s most recently completed calendar quarter and shall show the gross sales, itemized deductions as provided in Paragraph 1.14, and Net Sales of each Product during the most recently completed calendar quarter and the royalties, in USD, payable with respect thereto. Each such report shall be accompanied by a payment equal to the total royalties or Commercial Milestones owed by Licensee with respect to such previous calendar quarter in accordance with the terms of section 3.

4.2	Licensee shall keep accurate and correct records of all Products sold. Such records shall be retained by Licensee for at least 5 (five) years following a given reporting period.

4.3	All relevant records shall be available during normal business hours for inspection at the expense of Licensor by a certified public accountant selected by Licensor and in compliance with the other terms of this Agreement for the sole purpose of verifying reports and payments. Such inspections shall occur no more than once per calendar year and Licensor shall provide at least thirty (30) days written notice prior to such an inspection. Such inspector shall not disclose to Licensor any information other than information relating to the accuracy of reports and payments made under this Agreement or other compliance issues. In the event that any such inspection shows an under reporting and underpayment in excess of five percent (5%) for any twelve (12) month period, then Licensee shall pay the cost of the audit as well as any additional sum that would have been payable to Licensor had the Licensee reported correctly, plus an interest charge at a rate of LIBOR [***]. Such interest shall be calculated from the date the correct payment was due to Licensor up to the date when such payment is actually made by Licensee. For an underpayment not in excess of five percent (5%) for any twelve (12) month period, Licensee shall pay the difference within thirty (30) days without inspection cost charge but with interest charge of LIBOR [***]. With respect to any overpayment, Licensor shall credit the amount of such overpayment against any future amounts owed by Licensee pursuant to this Agreement, or if no further payments are due by Licensee hereunder, Licensor shall promptly refund the full amount of the overpayment to Licensee.

4.4	All cash fees and royalties due to Licensor shall be paid in USD. All payments due to Licensor shall be made by electronic transfer (wire-transfer) to the account that Licensor shall timely communicate to Licensee.
4.5	Royalties earned on sales occurring pursuant to this Agreement shall not be reduced by Licensee for any taxes, fees, or other charges imposed by the government on the payment of fee and royalty income, except that all payments made by Licensee in

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fulfilment of Licensor’s tax liability in any particular country may be credited against earned royalties or fees due to Licensor for that country. For the avoidance of doubt, if there is a royalty paid to Licensor subject to a withholding tax imposed on Licensor, Licensee is entitled to reduce royalties by such amount required to be remitted to a government on behalf of Licensor. Licensee shall pay all its bank charges resulting from the execution of such royalty payments.

4.6	In the event royalty, reimbursement and/or fee payments are not received by Licensor when due, Licensee shall pay to Licensor interest charges at a rate of LIBOR [***]. Such interest shall be calculated from the date payment was due until actually received by Licensor.
5	Supply.
5.1	Following Effective Date and no later than the date of the first NDA submission, the Parties shall enter into a definitive manufacturing and supply agreement containing the terms set forth in this section 5, together with all other customary and reasonable terms, pursuant to which Supplier shall manufacture and supply for and on behalf of Licensee, and Licensee shall purchase supplies of Products (the “Supply Agreement”). In the event the Parties do not finalize such Supply Agreement, the supply of Products between the Parties shall be governed by the following sections.

5.2	During the term of this Agreement, Licensee shall purchase its requirements of Products exclusively from Supplier and Supplier shall manufacture and supply Licensee’s needs of Products exclusively to Licensee in the Territory.

5.3	All deliveries of Products shall be made to Licensee EXW Cosmo SpA, via Colombo 1, 20020 Lainate (MI) Italy (Incoterms 2000) in bulk form. Risk in and responsibility for any consignment of Products shall pass on to Licensee once such consignment has been loaded on Licensee’s vehicle at Cosmo SpA storage (or at such other location as Licensor may notify in advance to Licensee).

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5.4	Licensee shall obtain any necessary import licenses, certificates of origin or other requisite documents, and pay all applicable customs, duties and taxes in respect of the importation of the Products into the Territory and their sale in the Territory.

5.5	Licensor represents and warrants that all Products manufactured and supplied to Licensee under the Supply Agreement: (a) shall have been manufactured, packaged, tested and stored in compliance with the specifications, cGMP, Applicable Laws and the terms and conditions of the Supply Agreement; (b) shall not be adulterated, or misbranded, as defined under Applicable Laws, as of the time that the Product is delivered to Licensee in accordance with the terms of the Supply Agreement; and (c) shall have a to-be agreed minimum shelf life at the time of delivery. Licensee’s prior written consent shall be required in connection with any proposed change to the specifications or manufacturing process.

5.6	Licensor shall take and store samples from each production batch of the Product for the period of time required by Applicable Laws.

5.7	Licensor warrants that, on the date of shipment, the Products will conform to the specifications in this Agreement set forth in Schedule F. Licensee shall notify Licensor of any alleged non-conforming Product or quantity discrepancies within thirty (30) days of its receipt thereof, except that notification of latent defects shall be within thirty (30) days of their discovery by Licensee. Licensor shall replace any non-conforming Product, without cost to Licensee.
5.8	Licensee shall provide Supplier an 18-month rolling forecast for each Product and the first three months of such forecast shall be binding on Licensee and cannot be amended by greater than [***]% ([***] percent) without the consent of Supplier. Licensee shall update the 18-month forecast monthly. Licensee shall issue to Supplier orders for Products at least ninety (90) days before the requested delivery date, which order shall be consistent with the binding portion of the 18-month forecast as described above,

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unless otherwise agreed by the Parties. For orders in excess of the 18-month rolling forecast as described above, Supplier shall make reasonable efforts to supply such excess amount.
5.9	The Parties agree that Licensee shall purchase Products from Supplier [***]. Price shall include the cost for the Active Pharmaceutical Ingredient (API), which shall be borne by Licensor. The Parties agree that this price is set with reference to Products in a fully finished and packaged form. Should Licensee opt to take responsibility for packaging from bulk form to fully finished and packaged form, the associated costs reasonably borne by Licensee shall be deducted from the price. Samples required for commercialisation shall be supplied by Supplier at actual cost of goods.

5.10	[***] Reasonably in advance of First Commercial Sale, and reasonably in advance of each year ending December 31 thereafter, Licensee and Supplier shall agree on a price per tablet of Product which, upon the available information at that point in time, shall reflect the principles set forth in Section 5.9.

5.11	Prior to the initial shipment of Product under the Supply Agreement, the Parties shall negotiate in good faith and enter into a quality agreement to further define the roles and responsibilities for the manufacture (including the packaging), quality control, release, and shipment of the Product.

5.12	The Parties will co-operate in relation to any voluntary or involuntary recall or other withdrawal of a Product. When either Party anticipates that a recall or other withdrawal may be necessary, such Party shall notify and consult with the other as soon as it has notice of the reasons for such recall, such notification to be given within 24 hours, provided that Licensee shall have the ultimate decision-making authority with respect to all matters relating to the recall of any Product. Supplier shall be liable for and shall indemnify Licensee against all reasonable costs incurred by Licensee in implementing a recall of a Product where and to the extent such recall is caused by a breach by Licensor of any representation, warranty or covenant of the Supply Agreement, and further, at Licensee’s election, Supplier shall

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either (i) replace the volume of recalled Product as soon as reasonably practicable, but in no event later than ninety (90) days after the date of the recall, or (ii) reimburse Licensee in an amount equal to the amount paid by Licensee for the recalled Product, together with all out-of-pocket expenses related thereto.

5.13	Supplier agrees to provide access to back-up suppliers for Licensee in the event of a supply failure.
6	Licensee’s Marketing Efforts.
6.1	Licensee shall use commercially reasonable efforts to market, promote and sell the Products in the Territory at its own cost. At least one year prior to the initial launch of each Product in the Territory, the DMC described in Section 6.7 shall meet to share marketing and promotional information on the launch. For the sake of this section, “commercially reasonable efforts” shall be evaluated with reference to the class of products to which each Product pertains and shall mean a level of effort consistent with that applied by Licensee, or comparable peer companies, for other products with similar potential and sufficient to meet the target timelines specified in section 6.3, subject to the assumptions set out therein. In any case, Licensee shall expend or commit to expend [***]:

As for Product A
a)	[***]

b)	[***]

c)	[***]
As for Product B
a)	[***]

b)	[***]

c)	[***]
Licensee further undertakes to utilize at least [***] sales representatives to promote each Product (which may be the same [***]) during the first year of sales of each Product and a

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commercially reasonable number of sales representatives thereafter.
6.2	Licensee shall use commercially reasonable efforts to obtain reimbursement for each of the Products in the Territory at its own cost.

6.3	Licensee shall launch and market each Product in the Territory within 12 (twelve) months of Licensee receiving Regulatory Approval to market such product in the Territory, subject at all times to Supplier’s timely performance of its obligations under the Supply Agreement.

6.4	Without the other Party’s prior written consent, neither Party shall have the right, directly or indirectly, to develop, promote or market, or appoint or grant the right to any third party to promote or market in the Territory other products which contain as an active ingredient:

As for Product A

anti-inflammatory corticosteroids for Ulcerative Colitis and such other indications as may be approved for Product A; and

As for Product B

antibiotics belonging to the ansamycin family for Travellers Diarrhoea and such other indications as may be approved for Product B.

6.5	Licensee shall use commercially reasonable efforts to fill market demand for each Product following commencement of marketing at any time during the term of this Agreement, subject at all times to Supplier’s timely performance of its obligations under the Supply Agreement.

6.6	Licensee agrees to include on both the outer packaging and on the package insert of any Product an acknowledgement of the grant of rights by Licensor herein in the following terms: “By license of Cosmo Technologies Ltd., Dublin, Ireland”.

6.7	The Parties shall establish a Development and Marketing Committee (“DMC”) consisting of four (4) individuals (“Committee Members”), two (2) of whom shall be nominated by

Licensee and two (2) of whom shall be nominated by Licensor. Committee members may be replaced by notice to the other Party and shall be appropriately qualified and experienced in order to make a meaningful contribution to DMC meetings. The purpose of the DMC is to provide a forum for the Parties to share information and knowledge on the development and marketing of each Product, including, but not limited to, proposed pre-marketing, marketing and promotional plans, reviewing competitor activity, and discussing any regulatory, technical, quality assurance or safety issues in relation to each Product. The DMC shall conduct its discussions in good faith with a view to operating to the mutual benefit of the Parties and in furtherance of the successful development and marketing of the Products in the Territory. The DMC shall meet as often as the committee members may determine but in any event not less than two (2) times per year. The DMC may invite individuals with special skills to attend such meetings where considered to be relevant and appropriate.
7	Development and Regulatory Matters.
As for Product A:

7.1	Licensee acknowledges that Licensor has completed a phase II clinical trial for the scope of Regulatory Approval for Product A both in the US and Europe for induction of remission of mild to moderate Ulcerative Colitis. Licensee acknowledges that it has been provided data on the outcome of such phase II clinical trials.

7.2	Licensee acknowledges that Licensor has currently phase III clinical trials ongoing in Europe and US for the scope of Regulatory Approval for Product A in such territories and that it has been provided with information on clinical trials design and accepts such design.

7.3	Licensor shall be in charge of conducting such US phase III clinical trial for induction of remission of mild to moderate Ulcerative Colitis including the conduct of any extension trial, but Licensee shall have a right to supervise and manage all the activities related to the US phase III clinical trial. Licensee acknowledges that management of the phase III clinical trial in Europe and US could be optimized in the interest of both Parties, through the supervision by the Steering Committee (SC) set forth by Section 7.13. The SC shall be in charge of setting such optimization process with the objective to speed up Regulatory Approval. Independently from this optimization, however, Licensor and Licensee undertake to provide each other at no charge with all information that each one possesses or to which each one has access that is related to the Product and is reasonably necessary to support Licensor or Licensee’s application for Regulatory Approvals including: as for what pertains Licensor (or its licensees in other territories), all information and data related to the EU phase III clinical trial; as for what pertains Licensee, all information and data related to the US phase III clinical trial; and agree that each Party shall have a right of mutual reference at no-cost to the data the other Party shall gather for the purpose of Product A Regulatory Approval.
7.4	As soon as practically possible following completion of the ongoing phase III clinical trial, Licensor shall transfer to Licensee all regulatory materials (and all rights thereto, including the right to reference any drug master file) to allow Licensee to file an NDA for the Territory. Notwithstanding the foregoing, Licensor shall promptly share any development and/or regulatory data and information generated in connection with Product A from time to time so as not to delay Licensee in filing and obtaining necessary Regulatory Approvals.

7.5	Licensee shall be the primary Party responsible for regulatory matters in the Territory. Licensee shall use commercially reasonable efforts to obtain and maintain all Regulatory Approvals in the Territory. Licensee will ensure that such Regulatory Approvals are kept in force at its own expense during the term of the Agreement, and will notify Licensor of any material change in the status of Regulatory Approvals and any extension thereof.

As for Product B

7.6	Licensee acknowledges that Licensor has completed a phase II clinical trial for the scope of Product B Regulatory Approval both in the US and Europe for Traveller’s Diarrhoea. Licensee acknowledges that it has been provided data on the outcome of such phase II clinical trials.

7.7	Licensee acknowledges that, to complete development of Product B in order to file for Product B Regulatory Approval for

Traveller’s Diarrhoea in the Territory, a US phase III clinical trial shall be required.
7.8	Licensee shall be in charge of conducting the second of two pivotal phase III clinical studies for Traveller’s Diarrhoea necessary to achieve Product B Regulatory Approval. All costs pertaining to such phase III clinical study shall be borne by Licensee. In this respect, Licensee acknowledges that Dr Falk Pharma GmbH (“Falk”) is the Licensee of Product B and related patents for the EU territory plus Australia and that, as such, it shall be in charge of conducting the first pivotal phase III clinical study for Traveller’s Diarrhoea and whatever other clinical phase and/or studies may be necessary to achieve Product B Regulatory Approval in its territory. Licensee acknowledges that design and management of the phase III clinical trials for Traveler’s Diarrhoea in Europe and US could be optimized in the interest of both Parties, through the supervision by the Steering Committee (SC) set forth by Section 7.13 and mutual access to trial data and mutual right of reference. Licensee shall initiate such second pivotal phase III study promptly following receipt of necessary guidance from the FDA. The SC shall be in charge of setting such optimization process, including assuming decisions on strategic protocol design, with the objective to speed up Product Regulatory Approval. Independently from this optimization, however, Licensor and Licensee undertake to provide each other at no charge with all information that each one possesses or to which each one has access that is related to the Product and is reasonably necessary to support Licensor or Licensee’s application for Regulatory Approval including: as for what pertains Licensor (or its licensees in other territories), all information and data related to the EU phase III clinical trial; as for what pertains Licensee, all information and data related to the US phase III clinical trial; and agree that each Party shall have a right of mutual reference at no-cost to the data the other Party shall gather for the purpose of Product B Regulatory Approval.

7.9	As soon as practically possible following the pre-IND meeting with FDA, Licensor shall transfer to Licensee all regulatory materials (and all rights thereto, including the right to reference any drug master file) to allow Licensee to file the IND for the Territory. Notwithstanding the foregoing, Licensor shall promptly share any development and/or regulatory data and information generated in connection with Product B from time to time so as not to delay Licensee in filing and obtaining necessary Regulatory Approvals.
7.10	Licensee shall be the primary Party responsible for regulatory matters in the Territory. Licensee shall therefore obtain and maintain all Regulatory Approvals in the Territory. Licensee will ensure that such Regulatory Approvals are kept in force at its own expense during the term of the Agreement, and will notify Licensor of any material change in the status of the Regulatory Approvals and any extension thereof.

As for both Products

7.11	Each Party shall adhere to all requirements of Applicable Laws, rules and regulations, including those which relate to reporting and investigation of adverse events for the Products and shall be responsible for reporting all safety information, including adverse events, to regulatory authorities in the Territory in compliance with such requirements. For this purpose the Parties shall enter into pharmaco-vigilance agreement, reasonably in advance of First Commercial Sale. The Parties shall report promptly to each other any adverse event reports it receives related to the Products.

7.12	The Parties shall promptly notify each other in writing of the receipt or sending of any correspondence from or to any Regulatory Authority in connection with safety or quality issues concerning the Product. The Party with the most current filing with the Regulatory Authority (an IND or filing for Regulatory Approval) for a Product shall be responsible for responding to any correspondence or inquiry from any Regulatory Authority in the Territory relating to such Product, provided that such Party shall keep the other Party reasonably informed with respect to all such correspondence and inquiries, and its responses thereto, and provided further that the other Party shall provide the responsible Party with any reasonable assistance in responding to any such correspondence or inquiry. Whenever there are FDA meetings, the Party receiving notice or initiating the meeting shall provide appropriate notice to the other Party, in order to enable it to participate.

7.13	The Parties shall establish a Steering Committee (“SC”) consisting of four (4) individuals (“Committee Members”), two (2) of whom shall be nominated by Licensee and two (2) of whom shall be nominated by Licensor. Committee members may be replaced by notice to the other Party and shall be appropriately qualified and experienced in order to make a meaningful contribution to Steering Committee meetings. The purpose of the Steering Committee is to provide a forum for the Parties to share information and knowledge on the development for the sake of most efficient Products Regulatory Approval, including coordination with other licensees of the same Products. The hosting Party shall prepare and distribute meeting minutes. If no unanimous decision is taken, the issue shall be referred to both Licensor’s and Licensee’s CEOs. In case of disagreement between CEOs, Licensee shall have the final say for the Territory.
8	Intellectual Property.
8.1	Licensor has registered the Trademark in the countries listed in Schedule C. Licensee recognizes the exclusive legal ownership by Licensor of the Trademarks in the Territory and Licensee agrees it will not at any time either during the term of this Agreement or thereafter use the Trademarks in any manner that might infringe upon Licensor’s ownership rights to the Trademarks directly or indirectly.

8.2	Licensee may use its own trademark(s) for making, using, and selling the Products in the Territory in accordance with this Agreement. Licensor recognizes the exclusive legal ownership by Licensee of such trademarks in the Territory and Licensor agrees it will not at any time either during the term of this Agreement or thereafter use the Licensee’s trademarks in any manner that might infringe upon Licensee’s ownership rights to the such trademarks directly or indirectly. Nonetheless, Licensee shall use the Trademark jointly with its own trademark(s) in all advertisements, promotions, press releases and all kind of communications and the Products label, as submitted for approval with FDA, shall be branded also with Licensor’s Trademark, unless otherwise required by Applicable Laws.

8.3	Title to all inventions and other intellectual property related to the Products, including any Improvements, made solely by Licensor or jointly by the Parties during the term of this Agreement shall be owned by Licensor or jointly, as the case may be, and an Exclusive license to such inventions and other intellectual property has been granted to Licensee pursuant to sections 2.1 and 2.2 herein. Title to all inventions and other intellectual property related to the Products, including any Improvements, made solely by Licensee during the term of this Agreement shall be owned by Licensee.
8.4	Licensor represents and warrants that it is the rightful and sole owner of all of the Patents, Know-How and the Trademarks free and clear of all security interests and other encumbrances and it has full right to license same to Licensee.

8.5	Licensor represents and warrants that:
8.5.1	It is unaware of any actual or threatened claim or action brought alleging that the Patents, Know-How, Products or Trademarks, or their use, violate any intellectual property rights of third parties or challenging the validity, enforceability or scope of such Patents, Know-How or Trademarks;

8.5.2	To the knowledge of Licensor or its Affiliates, the marketing, use, distribution, or sale of Products in the Territory does not and shall not infringe or otherwise conflict with any intellectual property rights of third parties;

8.5.3	It is unaware of any third parties infringing on the Patents, Know-How, or Trademark;

8.5.4	It will, at its own cost, use its best efforts to maintain the Patents and prosecute any pending patent applications, to achieve patent granting, provided that Licensee shall have the right to step-in to maintain and prosecute the Patents in the Territory if Licensor fails to do so;

8.5.5	Products A and B are covered by the Patents, including at least one issued Patent, and the Products, and their formulation and coating, are as described in the materials provided to Licensee;

8.5.6	it holds, and is operating in compliance with, such permits, licenses, authorizations and clearances of any Regulatory Authority required in connection with the development to date of Products. Licensor further represents and warrants to Licensee that it has not received any warning letters or written correspondence from any Regulatory Authority or other governmental entity requiring the termination, suspension or modification of any clinical or pre-clinical studies or tests with respect to Products;

8.5.7	to the knowledge of Licensor, none of the Patents are invalid or unenforceable.
8.6	Except as stated in sections 8.4 and 8.5 of this Agreement, the license granted herein with regard to the Products is provided “as is” and without warranty of merchantability or warranty of fitness for a particular purpose. Therefore, in no event shall Licensor be liable for any incidental, special or consequential damages resulting from exercise of the license granted herein with regard to the Products; provided that this limitation of liability shall not apply to such damages resulting from manufacturing or handling of the products by Licensor or the other responsibilities of the Licensor under this Agreement, the Supply Agreement or Applicable Laws.

8.7	Licensor hereby agrees to indemnify and hold Licensee, its successors and assignees, harmless from and against any and all liabilities, demands, suits, losses, claims of action, damages, costs and expenses which Licensee may incur, suffer or be required to pay only by reason of violation of the representations and warranties set above in 8.4 and 8.5.

8.8	Licensor shall have the primary right and responsibility, at its sole cost and expense, to conduct and control prosecution and maintenance with respect to the Patents and Trademarks, provided that Licensee shall reasonably co-operate and assist Licensor in connection with such activities in the Territory. Licensor shall keep Licensee reasonably informed as to the status of any of the Patents and Trademarks in the Territory, and shall consider in good faith the reasonable requests and suggestions of Licensee with respect to the prosecution and maintenance of the Patents and Trademarks in the Territory. Licensor shall not abandon any of the Patents or Trademarks in the Territory without providing reasonable prior written notice to Licensee of such intention to surrender (which notice shall, in any event, be given no later than sixty (60) days prior to the next deadline for any action that would result in such surrender that may be taken with respect to such Patent or Trademark with the relevant patent and trademark office) and providing Licensee an opportunity to assume responsibility for such Patent or Trademark. In the event of surrender, if Licensee elects to assume responsibility for any Patent or Trademark, Licensor shall, at Licensee’s expense, assign all right, title and interest in such Patent or Trademark to Licensee, and Licensor shall promptly take all actions reasonably necessary or desirable to perfect such interest in Licensee; provided that Licensor will retain all rights and obligations with respect to such Patent or Trademark before the date of such assignment.
8.9	Each Party shall notify the other if it becomes aware of any infringement or potential infringement of the Patents or the infringement or potential infringement of third party patent rights by exercise of the making, use, or sale of the Products, whether in the Territory or elsewhere. If a Party learns of any such infringement, such Party shall so inform the other Party and provide it with reasonable evidence of such infringement.

8.10	Each Party shall notify and provide the other Party with copies of any allegations of alleged patent invalidity, unenforceability or non-infringement of any Patent pursuant to a Paragraph IV Patent Certification by a third party filing an Abbreviated New Drug Application, an application under §505(b)(2), or other similar patent certification by a third party (“Paragraph IV Claim”). Such notification and copies shall be provided as soon as practicable, and at least within five (5) working days after the Party receives such certification, and shall be sent by facsimile and overnight courier to the other Party.

8.11	Licensee shall have the right to notify a third party of the infringement of Patent or Trademark rights or enforce the Patents or Trademarks against a third party without the consent of Licensor if the infringement has occurred within the Territory or pursuant to a Paragraph IV Claim. Both Parties shall use reasonable efforts and cooperation to terminate infringement without litigation. However, in the event of litigation, Licensee shall have sole right to institute, prosecute, and control such litigation at its own expense. Licensor shall cooperate fully in such litigation, and in the case where Licensee desires to bring such litigation, at Licensee’s request, Licensor agrees to join any such litigation and proceed as sole plaintiff if necessary to enforce such Patent(s) against the third party(ies), at Licensee’s own expense. Licensor shall have the right to approve any settlement that would adversely affect the Patents or Licensor’s rights under this Agreement or result in any liability or admission on behalf of Licensor, such approval not to be unreasonably withheld, conditioned, or delayed. Licensor may appoint its own attorneys at its own expense. In the event Licensee does not elect to institute, prosecute or control such litigation, Licensor shall have the right to do so at its own expense.
8.12	If a third party commences legal action against Licensee claiming the exercise of the license rights by Licensee granted hereunder infringes a third party’s intellectual property rights, Licensee shall defend such litigation at its own expense (subject to Licensor’s indemnification obligation, if any). Licensor shall cooperate fully in such litigation and, at Licensee’s request, Licensor agrees to join any such litigation at Licensee’s own expense.

8.13	All monetary recoveries from any action brought by a Party pursuant to Sections 8.9 — 8.12 shall belong to the Party bringing suit, after reimbursement of reasonable legal expenses pursuant to said Sections.

8.14	Licensee shall mark all packaging of Products under the terms of this Agreement, or their containers, with the licensed Trademark in accordance with the Applicable Laws.

8.15	The Parties acknowledge that Licensee, as designated holder of any NDA pursuant to this Agreement for all Products, may refer to applicable Patents in the listings for Products in the Orange Book. At Licensee’s request, Licensor and its Affiliates shall support Licensee in listing the applicable Patents, such support not to be unreasonably withheld, conditioned, or delayed. In the event that any Patent is listed in the Orange Book, Licensee shall use commercially reasonable efforts to ensure that Licensor shall be listed as the assignee of such Patent and Licensee or its Affiliate shall be identified as the point of contact for any Paragraph IV Claims. Licensor and Licensee shall co-operate with respect to data exclusivity periods (such as those periods listed in the FDA’s Orange Book including any available paediatric extensions) at Licensee’s expense.
9	Confidentiality.
Each Party agrees to maintain in confidence and not to use except for the purpose of this Agreement any information of a confidential nature such as technical information and data, commercial information and know-how, price structures, administrative and operational costs, or other information relating to each other’s business operations or in the case of Licensee to the Products, whether disclosed prior to the Effective Date or thereafter. Each Party’s obligation of confidence and limitation upon use shall not apply to any information to the extent that the receiving Party can show that such information:
(a)	is or became generally available to the public otherwise than by reason of breach by the receiving Party of the provisions of this Agreement;

(b)	was known to the receiving Party prior to the date of the Agreement provided that documentary evidence of such knowledge is provided to the disclosing Party on request;

(c)	was subsequently disclosed to the receiving Party without obligation of confidence by a third party owing no such obligations to the disclosing Party in respect of such information;

(d)	is required by law to be disclosed but then only when, to the extent reasonably practicable, prompt notice of this requirement has been given to the original disclosing Party so that it may seek appropriate relief to prevent or limit such disclosure.
Except as required by Applicable Laws or court order or as otherwise permitted under this Agreement, all publicity, press releases and public announcements, in each case relating to Products in the Territory and/or the transactions contemplated hereby shall be reviewed in advance by, and shall be subject to the written approval (such approval not to be unreasonably withheld) of both Parties. Either Party may disclose the existence of this Agreement and the terms and conditions hereof, without the prior written consent of the other Party, as may be required by Applicable Laws (including the disclosure requirements of any stock exchange in the Territory), in which case the Party seeking to disclose the information shall give the other Party reasonable advance notice and review of any such disclosure and shall seek confidential treatment of such information to the extent possible under Applicable Law.

Parties also agree that, whenever possible, they will try to coordinate in advance diffusion of information on Products with other licensees of Products in other territories.

This clause shall remain in force for five years following the expiry or termination of this Agreement.
10	Termination

10.1	Subject to the provisions contained herein which provide for earlier termination, this Agreement shall commence on the Effective Date and shall remain in effect for 50 (fifty) years following the Royalty Term.

10.2	Following the Royalty Term with respect to each Product, the Parties shall negotiate in good faith towards establishing a reduced royalty arrangement under the Know-How and Trademarks license. If the Parties are unable to reach an agreement, they shall engage an appropriate third party expert to establish the reduced royalty rate arrangement.

10.3	If either Licensor or Licensee breaches any of the terms and conditions of this Agreement, the other Party may give notice of the breach to the Party in default. If the defaulting Party does not rectify the breach within 60 (sixty) days after receipt of the notice, the Party who gave notice may terminate this Agreement upon the expiration of the 60 (sixty) day period without prejudice to such Party’s claims for damages or indemnification for the losses incurred by reason of such termination or breach of the Agreement.

10.4	Licensee may withdraw from this Agreement without penalty or further obligation to Licensor on a Product by Product basis upon 60 (sixty) days written notice to Licensor if such Product (i) fails to achieve the primary end points in the applicable phase III clinical trial to support Regulatory Approval with statistical significance, or (ii) the clinical trials conducted with respect to such Product are not sufficient to enable Licensee to obtain all necessary Regulatory Approvals for such Product, in each case within 5 (five) years after the Effective Date. Payments made by Licensee to Licensor until the moment such notice of withdrawal is sent shall not be reimbursed.

10.5	Upon termination of this Agreement, Licensee may dispose of all Products on hand within a period of one hundred and twenty (120) days of the effective date of such termination provided that the sale of such Products by Licensee or Affiliates shall be subject to the terms of this Agreement, including but not limited to the rendering of reports and payment of royalties required under this Agreement.

10.6	In the event Licensor terminates this Agreement according to section 10.3 or Licensee withdraws according to section 10.4, then

Licensee shall transfer or assign all Regulatory Approvals to Licensor.
11	Miscellaneous
11.1	Each Party represents and warrants to the other that:
11.1.1	It is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

11.1.2	it has the power and authority to enter into and be bound by the terms of this Agreement and to perform its obligations hereunder;

11.1.3	it has taken all necessary action on its part to authorize the execution and delivery of this Agreement and this Agreement has been duly executed and delivered on its behalf and constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms; and

11.1.4	it is subject to no legal, contractual or other restrictions, limitations or conditions which conflict with its rights and obligations under this Agreement or which might affect adversely its ability to perform hereunder.
11.2	Neither Party to this Agreement shall be liable for failure to perform if the failure is attributable to any cause which is reasonably beyond the Party’s control, including:
11.2.1	war (declared or undeclared), riot, political insurrection, rebellion, revolution, act of terrorism;

11.2.2	acts or orders of or expropriation by any government (whether de facto or de jure) prohibiting the import or export of the goods covered hereby or imposing rationing;

11.2.3	strike, lockout, or other labor troubles which interfere with the manufacture, sale or transportation of the goods covered hereby or with the supply of raw materials necessary for their production;

11.2.4	fire, flood, explosion, earthquake, tornadoes, disease outbreaks or other natural events.

11.3	Each Party will indemnify and hold the other Party and their Affiliates harmless from and against any and all claims, judgements, costs, awards, expenses (including reasonable attorneys’ fees) and liabilities of every kind arising out of any breach by such Party of its warranties and covenants or other obligations contained herein; provided that, with respect to product liability, Licensor will be liable for claims arising from its fault or negligence in manufacturing the Products and Licensee will be liable for claims arising from its fault or negligence in selling and distributing the Products.

11.4	Each Party shall be solely responsible for its accounting and tax reporting obligations related to this Agreement and shall indemnify and hold the other Party and their Affiliates harmless from and against any and all claims, judgements, costs, awards, expenses (including reasonable attorneys’ fees) and liabilities of every kind arising out of the accounting or tax activities of the indemnifying Party.

11.5	Nothing in this Agreement or in the activities engaged in by the Parties hereunder shall create an agency, partnership, employment or joint venture relationship between the Parties.

11.6	Any notice authorized or required to be given under the terms of this Agreement shall be given by facsimile transmission or international courier sent to:
If to Licensor:
Cosmo Technologies Limited
4243 Amiens Street
Dublin 1
Ireland
Fax n. +353 1 8230718
To the attention of Office Manager
With copy to:
Cosmo Pharmaceuticals S.p.A.
Via Cristoforo Colombo 1,
20020 LAINATE (Mi)
Italy
Fax n. +39 02 93337663

To the attention of Mr. Giuseppe Cipriano
To Licensee
Santarus, Inc.
3721 Valley Centre Drive, Suite 400
San Diego, California 92130
Attention: Legal Affairs Department
Fax: + 01 (858) 314-5702
(or such other address as the addressee may previously by notice to the other Party have stipulated). Notices shall be deemed to be given in the case of a facsimile transmission when sent provided it is confirmed by international courier sent not later than the next business day and in the case of international courier upon the receipt by the other Party.

11.7	In the event one or more terms of this Agreement are found to violate the provisions of any applicable statute, law or regulation, the Parties hereto shall negotiate in good faith to modify this Agreement, but only to the extent necessary to make the terms of this Agreement valid and enforceable, having full regard for all applicable laws and the intent and purposes of the Parties entering into this Agreement.

11.8	Neither this Agreement nor any interest hereunder shall be assignable or otherwise transferable by operation of law by either Party without the prior written consent of the other Party hereto. No consent shall be required and an assignment shall be permitted to an Affiliate or an acquirer of all or substantially all of the assigning Party’s assets to which this Agreement relates, or upon a merger, change of control or to a successor in business which agrees to be bound by all terms and conditions of this Agreement. Any attempted assignment in contravention of this Section 11.8 shall be void and without any force or effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns.

11.9	The failure of either Party in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.

11.10	This Agreement and its Schedules constitutes the definitive agreement of the Parties on the subject matter hereof and supersedes, cancels and annuls all prior agreements, understandings and undertakings relating to the subject matter hereof. This Agreement shall not be modified or amended except by a written document signed by a duly authorized officer of the Parties. There are no verbal agreements, warranties, representations or understandings affecting this Agreement and all previous or other negotiations, representations, and understandings between the Parties are merged herein.

11.11	This Agreement shall be governed by and construed in accordance with the laws of Italy without regard to the conflicts of laws provisions thereof and without regard to the United Nations Convention on Contracts for the Sale of Goods. In the event of any dispute arising out of or in connection with the present Agreement, the Parties agree that such dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce — ICC by a panel of three arbitrators appointed in accordance with the said Rules of Arbitration. The arbitrators shall apply Italian Law. The seat of arbitration shall be Paris (France) and the language of the arbitration proceeding shall be English.

11.12	The following documents constitute Schedules to this Agreement: A) list of Patents for Product A; B) list of Patents for Product B; C) list of Trademarks; D) Stock Issuance Agreement; E) Rights Registration Agreement; F) Products Specifications.
IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives, as of the Effective Date.

Cosmo Technologies Limited			Santarus, Inc.

Signature:	/s/ Giuseppe Cipriano		Signature:	/s/ Gerald T. Proehl

	Name:	Giuseppe Cipriano		Name:	Gerald T. Proehl
	Title:	CEO		Title:	President and CEO

Date: December 10, 2008			Date: December 10, 2008